Exhibit 17.01

                             Fun Tyme Concepts, Inc.




                                 March 30, 1998

Mr. Dan Catalfumo
Mr. Richard Rosso
Directors
Fun Tyme Concepts, Inc.
290 Wild Avenue
Staten Island, New York  10314


     I, Moussa El-Maadawy, hereby announce my resignation from the Board of Directors of Fun Tyme Concepts, Inc., effective March 30, 1998. This is not due to any conflict or disagreement with the Company with respect to the Company's operations, policies, or practices.



Very truly yours,
/s/ Moussa El-Maadawy